Exhibit 99.1
For Immediate Release: Wednesday, November 29, 2006

Contact:	Bevo Beaven, Vice President
CTA Integrated Communications
(303) 665-4200
bevo@ctaintegrated.com
OAKRIDGE ENERGY ANNOUNCES FAILURE OF BUYER TO MAKE REQUIRED
DEPOSITS UNDER COLORADO LAND SALE AGREEMENT
Wichita Falls, Texas — November 29, 2006 — Oakridge Energy, Inc. (OTC BB: OAKR) (“Oakridge” or the “Company”) announced today that First City Realty Development Corp. (“First City Realty”), the buyer under Oakridge’s contract to sell approximately 1,852 acres of land it owns on Ewing Mesa adjacent to the City of Durango, Colorado for a price of $35,000,000, has failed to make the first two earnest money deposits required by the contract.
The Company believes First City Realty’s failure to make the first two earnest money deposits constitutes a default by First City Realty under the contract.
First City Realty’s failure to make the earnest money deposits followed the death of Larry Day, the owner and president of First City Realty, which occurred after the contract was signed.
Oakridge is exploring its remedies with respect to First City Realty’s failure to make the required deposits, but the Company’s current intentions are to pursue the collection of the total $2,000,000 in earnest money deposits that were to be made pursuant to the contract from First City Realty and Mr. Day’s estate.
Based on First City Realty’s failure to pay the first two required earnest money deposits and based on certain representations made to the Company by representatives of First City Realty and Mr. Day’s estate, the Company believes there is a substantial likelihood that First City Realty will not complete the proposed purchase of Oakridge’s Ewing Mesa property.
Headquartered in Wichita Falls, Texas, Oakridge is also engaged in the exploration, development, production and sale of oil and gas primarily in Texas.
Certain information included in this news release contains forward-looking statements. Such forward-looking statements are based on management’s current projections and estimates and are identified by words such as “expects,” “intends,” and similar words. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from what is expressed in such forward-looking statements. Please refer to the Company’s SEC reports for additional factors. These filings can be accessed over the Internet at http://www.sec.gov.
For additional information about Oakridge Energy, contact CTA Integrated Communications, (303) 665-4200, or visit www.oakridgeenergy.com.
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